ADMINISTRATION AGREEMENT

The Wright Managed Equity Trust

AGREEMENT made as of the 1st day of December 2009, by and between The Wright Managed Equity Trust, a Massachusetts business trust (the “Trust”), on behalf of each of the Funds listed on Appendix A hereto, as it may be amended from time to time (collectively, the “Funds”), and Wright Investors’ Service, Inc., a Connecticut corporation (the “Administrator”).

The Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Trust desires the Administrator to render administrative services to the Trust and to arrange for certain other services needed by the Trust, and the Administrator is willing to render and arrange for such services upon the terms and conditions hereinafter set forth.  Pursuant to Section 3 of the current Investment Advisory Agreement between the Trust and the Trust’s investment adviser (the “Investment Advisory Agreement”), the Trust is responsible for paying, among other things, the administration fee payable to the Trust’s administrator.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.	Administrative and Other Services.

a.
Subject to the general supervision of the Board of Trustees of the Trust, the Administrator shall provide certain administrative services to the Trust.  Specifically, the Administrator shall (i) provide supervision of all aspects of the Trust’s operations not specifically delegated to the Trust’s investment adviser in Section 1 of the Investment Advisory Agreement; (ii) provide the Trust with personnel to perform such executive, administrative, accounting and clerical services as are reasonably necessary to provide effective administration of the Trust; (iii) arrange for, (a) the preparation for the Trust of all required tax returns, (b) the preparation and submission of reports to existing shareholders and (c) the periodic updating of the Trust’s prospectus and statement of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities; (iv) maintain all of the Trust’s records not required to be maintained by the investment adviser pursuant to the Investment Advisory Agreement; and (v) provide the Trust with adequate office space and all necessary office equipment and services, including, without limitation, telephone service, heat, utilities, stationery supplies and similar items.

b.	The Administrator shall supervise the performance of services by the Trust’s: (i) custodian (ii) transfer agent; (iii) fund accounting agent; and (iv) other service providers.

c.
The Administrator shall also provide to the Trust’s Board of Trustees such periodic and special reports as the Board may reasonably request, including but not limited to reports concerning the services of the administrator, custodian, and fund accounting and transfer agents.  The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

d.	The services hereunder are not deemed exclusive and the Administrator shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

2.
Allocation of Charges and Expenses.  Except as otherwise provided in Section 1 above and this Section 2, the Administrator shall pay all costs it incurs in connection with the performance of its duties under Section 1 of this Agreement.  The Administrator shall pay the compensation and expenses of all of its personnel.  The Administrator shall not be required to pay any expenses of the Trust other than those specifically allocated to the Administrator in this Section 2.  In particular, but without limiting the generality of the foregoing, the Administrator shall not be required to pay:

(i)	fees and expenses of any investment adviser of the Trust;

(ii)
charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by personnel of the investment adviser or its affiliates, office space and facilities and personnel compensation, training and benefits;

(iii)	the charges and expenses of auditors;

(iv)	the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Trust;

(v)	issue and transfer taxes chargeable to a Fund in connection with securities transactions to which the Fund is a party;

(vi)	insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies;

(vii)
fees and expenses involved in registering and maintaining registrations of the Trust and/or its shares with the Commission, state or blue sky securities agencies and foreign countries, including the preparation of prospectuses and statements of additional information for filing with the Commission;

(viii)
all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and distributing prospectuses, notices, proxy statements, and reports to shareholders and reports to governmental agencies;

(ix)	charges and expenses of legal counsel to the Trust and the Trustees who are not interested persons of the Trust;

(x)	any distribution fees paid by a Fund in accordance with Rule 12b-1 under the 1940 Act;

(xi)	compensation of those Trustees of the Trust who are not affiliated with or interested persons of the investment adviser or the Trust (other than as Trustees)

(xii)	the cost of preparing and printing share certificates; and

(xiii)	interest on borrowed money, if any.

3.	Compensation of the Administrator.

a.
For all services to be rendered and payments made as provided in Sections 1 and 2 hereof, the Trust shall cause each Fund to pay the Administrator on the last day of each month a fee at an annual rate equal to a percentage of the average daily net assets of such Fund as set forth in Appendix A hereto.  The “average daily net assets” of a Fund shall be determined in accordance with the Trust’s Declaration of Trust or otherwise consistent with the 1940 Act and the rules thereunder.

b.
The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse any Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Administrator.  Any such fee reduction or undertaking may be discontinued or modified by the Administrator at any time.

4.
Other Interests.  The Trustees and officers of the Trust and shareholders of the Funds are or may be or become interested in the Administrator as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Funds, and that the Administrator may be or become interested in the Funds as a shareholder or otherwise.  Directors, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) controlling, controlled by or under common control with the Administrator or which the Administrator may in the future organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Wright” or any combination or derivation thereof as part of their name.  The Administrator or its affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

5.
Sub-Administrators.  The Administrator may employ, at its own expense, one or more sub-administrators from time to time to perform such of the acts and services of the Administrator and upon such terms and conditions as may be agreed upon between the Administrator and such sub-administrators.  The Administrator shall promptly and from time to time notify the Board of Trustees of the Trust of all such sub-administrators.

6.
Limitation of Liability of Administrator and Trust.  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement.  Any person, even though also employed by the Administrator, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as the Administrator’s employee or agent.  None of the trustees, officers, agents or shareholders of the Trust shall be personally liable hereunder or are assuming any personal liability for obligations entered into on behalf of the Trust.  All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.  No Fund shall be liable for any claims against any other Fund of the Trust.

7.
Duration and Termination of this Agreement.  This Agreement shall become effective on the date hereof.  Unless terminated as herein provided, this Agreement shall remain in full force and effect until March 31, 2011 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust.  This Agreement may, on 60 days’ written notice to the other party, be terminated at any time without the payment of any penalty by the Trust or by the Administrator.

8.
Amendment of this Agreement.  No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

10.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE WRIGHT MANAGED EQUITY TRUST

on behalf of each Fund listed on

Appendix A

By:             /s/ Judith Corchard

Name:        Judith Corchard

Title:          Vice President

WRIGHT INVESTORS’ SERVICE, INC.

By:	/s/ Peter M. Donovan

Peter M. Donovan, President

Appendix A

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